Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-3 No. 333-211738) of EQT GP Holdings, LP pertaining to the registration of Common Units Representing Limited Partner Interests, and

•	Registration Statement (Form S-8 No. 333-204193) pertaining to the EQT GP Services, LLC 2015 Long-Term Incentive Plan;

of our reports dated February 15, 2018, with respect to the consolidated financial statements of EQT GP Holdings, LP and Subsidiaries and the effectiveness of internal control over financial reporting of EQT GP Holdings, LP and Subsidiaries included in this Annual Report (Form 10-K) of EQT GP Holdings, LP and Subsidiaries for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 15, 2018